Exhibit l

April 22, 2013

Securities and Exchange Commission

Division of Investment Management

100 F Street NE

Washington, DC 20549

Commissioners:

This opinion is furnished in connection with Post-Effective Amendment No. 5 to the registration statement on Form N-6 (the “Registration Statement”) of Thrivent Financial for Lutherans under the Securities Act of 1933, as amended, describing a flexible premium variable universal life insurance contract. The prospectus included in the Registration Statement describes the Contract. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

The illustration of accumulated values, cash surrender values, death benefits and any other values illustrated in the section entitled “Hypothetical Illustrations,” based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract and Thrivent Financial’s administrative procedures. The rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rate classification, and premium amount any payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchasers with different assumptions. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Daniel L. Theobald

Daniel L. Theobald, FSA, MAAA

Director, Protection Product Management